SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

Filed by the Registrant      X

Filed by a Party other than the Registrant

Check the appropriate box:

[ ]	Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

NEW HORIZONS WORLDWIDE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 7, 2002

To Our Stockholders:

       The Annual Meeting of Stockholders of New Horizons Worldwide, Inc. (the “Company”) will be held at the offices of the Company at 1900 S. State College Blvd., Anaheim, California, on Tuesday, May 7, 2002, at 9:00 a.m., local time, to consider and act upon the following:

  The election of three Directors whose three-year term of office will expire in 2005;

  The amendment of the Company’s Omnibus Equity Plan to increase the maximum number of shares of Common Stock of the Company with respect to which awards may be granted pursuant to the Omnibus Equity Plan from 1,250,000 shares of Common Stock to 2,250,000 shares of Common Stock;

  The ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2002; and

  The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

        Holders of Common Stock of record at the close of business on March 29, 2002 are entitled to notice of, and to vote at, the Annual Meeting.

        Whether or not you expect to be personally present at the Annual Meeting, please be sure that the enclosed proxy is properly marked, signed and dated, and returned without delay in the enclosed prepaid envelope. Such action will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend.

By Order of the Board of Directors,

Stuart O. Smith
SECRETARY

April 12, 2002

NEW HORIZONS WORLDWIDE, INC.
1900 S. State College Blvd.
Anaheim, California 92806

PROXY STATEMENT
Mailed On April 12, 2002

ANNUAL MEETING OF STOCKHOLDERS
To be held on May 7, 2002

        Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of New Horizons Worldwide, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 7, 2002, and any adjournments thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting which accompanies this Proxy Statement.

        Only stockholders of record as of March 29, 2002 will be entitled to vote at the Annual Meeting or any adjournments thereof. As of that date, 10,250,267 shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Company were issued and outstanding. Each share of Common Stock outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. The Company’s Restated Certificate of Incorporation (the “Certificate”) does not provide for cumulative voting rights. Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. Any stockholder has the right to revoke a proxy by written notice to the Secretary of the Company at any time before it is exercised, including by executing another proxy, bearing a later date, or by attending the Annual Meeting and voting in person.

        A properly executed proxy returned in time to be cast at the Annual Meeting will be voted in accordance with the instructions contained thereon, if it is returned duly executed and is not revoked. If no choice is specified on the proxy, it will be voted “FOR” the election of all of the individuals nominated by the Board of Directors, “FOR” the amendment of the Company’s Omnibus Equity Plan to increase the maximum number of shares of Common Stock with respect to which awards may be granted pursuant to the Omnibus Equity Plan from 1,250,000 shares of Common Stock to 2,250,000 shares of Common Stock, and “FOR” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2002.

        At the Annual Meeting, in accordance with the Delaware General Corporation Law and the Certificate, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. Pursuant to the Company’s Amended and Restated By-Laws (the “By-Laws”), at the Annual Meeting the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, constitute a quorum. The shares represented at the Annual Meeting by proxies which are marked, with respect to the election of Directors, as “withheld” or, with respect to any other proposal, “abstain,” will be counted as shares present for purposes of determining whether a quorum is present.

        Under the rules of the New York Stock Exchange, brokers who hold shares in street name for beneficial owners have the authority to vote on certain items when they have not received instructions from such beneficial owners. Under applicable Delaware law, if a broker returns a proxy and has not voted on a certain proposal, such broker non-votes will count for purposes of determining whether a quorum is present.

        Pursuant to the Company’s By-Laws, at the Annual Meeting, a plurality of the votes cast is sufficient to elect a nominee as a Director. In the election of Directors, votes may be cast in favor or withheld. Votes that are withheld or broker non-votes will have no effect on the outcome of the election of Directors. Pursuant to the Company’s By-Laws, all other questions and matters brought before the Annual Meeting will be decided by the vote of the holders of a majority of the outstanding shares entitled to vote thereon present in person or by proxy at the Annual Meeting, unless otherwise provided by law or by the Certificate. In voting on matters other than the election of Directors, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the proposal on which the abstention is noted and will have the effect of a vote against the proposal. Broker non-votes are not counted as present and entitled to vote for purposes of determining whether such a proposal has been approved and will have no effect on the outcome of such proposal.

        The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and regular employees of the Company in person or by mail, telephone, telegraph, facsimile or electronic mail, following the original solicitation.

SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

        The following table sets forth information with respect to Common Stock owned on March 29, 2002, unless otherwise noted, by each person known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock at such date, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby. The table also lists beneficial ownership of Common Stock by each of the Company’s Directors, each nominee for election as a Director, each executive officer named in the summary compensation table set forth in this Proxy Statement, and all Directors and executive officers as a group.

                      Name and Address of      Shares Beneficially      Percent
                        Beneficial Owner              Owned             of Class

   Curtis Lee Smith, Jr.......................       1,024,297             10.0%
     1900 S. State College Blvd.
     Anaheim, California 92806
   Stuart O. Smith............................       1,672,360             16.3%
     1900 S. State College Blvd.
     Anaheim, California 92806
   Thomas J. Bresnan(1).......................         539,181              5.0%
   David A. Goldfinger(2).....................         130,000              1.3%
   Richard L. Osborne(3)......................          55,000                 *
   William H. Heller(4).......................         126,250              1.2%
   Scott R. Wilson(5).........................          82,500                 *
   Kenneth M. Hagerstrom(6)...................         100,125                 *
   Robert S. McMillan(7)......................          65,600                 *
   Martin G. Bean(8) .........................           6,250                 *
   Fidelity Management & Research Company(9)..       1,390,360             13.6%
     82 Devonshire Street
     Boston, MA  02109
   Royce & Associates, Inc.(10) ..............         719,600              7.0%
     1414 Avenue of the Americas
     New York, NY 10019
   Liberty Wanger Asset Management, L.P.(11) .         668,000              6.5%
     227 West Monroe Street, Suite 3000
     Chicago, IL 60606-5015
   Reich & Tang Asset Management, LLC(12) ....         551,000              5.4%
     600 Fifth Avenue, 8th Floor
     New York, NY 10020-2302
   All Directors and Executive Officers
     as a Group (10 persons)..................       3,801,563             33.7%

* Less than 1%.

(1)	Mr. Bresnan’s ownership figure includes 498,500 shares which may be acquired upon the exercise of immediately exercisable stock options.
(2)	Mr. Goldfinger’s ownership figure includes 105,000 shares which may be acquired upon the exercise of immediately exercisable stock options.
(3)	Mr. Osborne’s ownership figure includes 55,000 shares which may be acquired upon the exercise of immediately exercisable stock options.
(4)	Mr. Heller’s ownership figure includes 123,750 shares which may be acquired upon the exercise of immediately exercisable stock options.

(5)	Mr. Wilson’s ownership figure includes 81,250 shares which may be acquired upon the exercise of immediately exercisable stock options.
(6)	Mr. Hagerstrom’s ownership figure includes 100,125 shares which may be acquired upon the exercise of immediately exercisable stock options.
(7)	Mr. McMillan’s ownership figure includes 65,600 shares which may be acquired upon the exercise of immediately exercisable stock options.
(8)	Mr. Bean’s ownership figure includes 6,250 shares which may be acquired upon the exercise of immediately exercisable stock options.
(9)	Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission dated February 14, 2002.
(10)	Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission dated February 7, 2002.
(11)	Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission dated February 14, 2002.
(12)	Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission dated February 25, 2002.

ELECTION OF DIRECTORS

       The Company’s Board of Directors consists of eight members divided into three classes. Each class of Directors is elected to a three-year term. At the Annual Meeting, three Directors will be elected to serve in the class whose three-year term will expire at the Annual Meeting to be held in 2005.

       Unless otherwise directed, the persons named in the accompanying proxy will vote for the election of the three nominees set forth in the table below as Directors of the Company for a three-year term. In the event of the death or inability to act of any of the nominees, the proxies will be voted for the election of such other person as the Board of Directors may recommend. The Board of Directors has no reason, however, to anticipate that this will occur. In no event will the accompanying proxy be voted for more than three nominees or for persons other than those named below and any such substitute nominee for any of them.

        The following table lists the nominees for election at the Annual Meeting, the Directors who will continue in office subsequent to the Annual Meeting, and certain other information with respect to each individual.

Nominees for Election for a Three-Year Term Ending in 2005

Name	Age	Principal Occupation and History

CURTIS LEE SMITH, JR. (1)(2)	74	Chairman of the Board and Director

Mr. Smith has served as the Company’s Chairman of the Board and as a Director since July 1986, and had the additional titles and duties of President from August 1989 through July 1992 and Chief Executive Officer from July 1986 to August 1999. Mr. Smith served as President of National Copper & Smelting Co., a Cleveland, Ohio-based manufacturer and distributor of copper products, from 1962 to 1985, and as President of NCS Holdings Corporation (“NCS”), a Cleveland, Ohio-based holding company which operated a copper tubing importing and fabricating business.

WILLIAM H. HELLER (1)	63	Director

Mr. Heller was formerly a partner with the public accounting firm of KPMG Peat Marwick LLP from February 1971 until December 1991, and currently manages his own asset management firm, William H. Heller & Associates. He was elected as a Director on July 1, 1992. Mr. Heller also serves as a Director of Ohio Savings Financial Corporation, a Cleveland, Ohio-based savings and loan holding company, The New Organics Company, a Boston, Massachusetts-based producer of organic food products, and Telarc International, Inc., a Cleveland, Ohio-based producer of compact discs and tapes. Mr. Heller has served as a member of the Company’s Audit Committee and Compensation Committee during the term of his Directorship.

MARTIN G. BEAN (1)	37	Chief Operating Officer and Director

Mr. Bean joined the Company in January 2002 as the Company’s Chief Operating Officer, and has served as a Director of the Company since August 2001. Mr. Bean previously served as Executive Vice President and later President of Sylvan Prometric, a division of Sylvan Learning Systems Inc., between 1997 and 2000 when it was acquired by The Thomson Corporation. Mr. Bean was later promoted to the position of Chief Information Technology Business Strategist for The Thomson Corporation in 2001. Prior to joining Sylvan, Mr. Bean held the position of Vice President, Education, Worldwide Sales and Market Development with Novell Inc. from 1993 to 1997.

Directors Continuing in Office

Name	Age	Principal Occupation and History

DAVID A. GOLDFINGER (3)	66	Director

Mr. Goldfinger has served as a Director of the Company since July 1986. Mr. Goldfinger served as President of U.S. Consolidated, Inc., a Cleveland, ohio-based manufacturers’ representative agency, from 1966 to 1991. From January 1992 to the present, Mr. Goldfinger has served as President of M.S.C.I. Holdings, Inc., a Tavernier, Florida-based private consulting and investment corporation. Mr. Goldfinger has served as a member of the Company’s Compensation Committee and Audit Committee during the term of his Directorship.

RICHARD L. OSBORNE (3)	64	Director

Mr. Osborne has served as a consultant to the Company since July 1986, and was elected to the Company's Board of Directors in January 1989. Now Professor of Management Practice, he served as the Executive Dean of the Weatherhead School of Management, Case Western Reserve University, Cleveland, Ohio, from 1971 to 1999. Mr. Osborne is also a management consultant, and serves on the Board of Directors of Ohio Savings Financial Corporation, a Cleveland, Ohio-based savings bank holding company, Myers Industries, Inc., an Akron, Ohio-based manufacturer of plastic and rubber parts for the automotive and other industries, and NCS HealthCare, Inc., a Cleveland, Ohio-based provider of pharmacy services to long-term care institutions, as well as several privately held corporations. Mr. Osborne has served as a member of the Company’s Compensation Committee and Audit Committee during the term of his Directorship.

STUART O. SMITH (2)(4)	69	Vice Chairman of the Board, Secretary and Director

Mr. Smith has served as a Director of the Company since July 1986, as the Company’s Secretary since February 1989 and as Vice Chairman of the Board since August 1992. Mr. Smith served as a Vice President from July 1986 to August 1992. Mr. Smith also served as Vice President of National Copper & Smelting Co. from 1962 to 1985 and as Vice President of NCS from 1985 to 1988.

THOMAS J. BRESNAN (4)	49	President, Chief Executive Officer and Director

Mr. Bresnan joined the Company in August 1992. He served as the Company’s President and Chief Operating Officer until September 1, 1999. On that date, Mr. Bresnan became the Company's Chief Executive Officer, in addition to continuing to serve as President. Mr. Bresnan has served as the Chairman and Chief Executive Officer of New Horizons Education Corporation since its acquisition by the Company in August 1994. Mr. Bresnan was elected a Director in May 1993. Mr. Bresnan also serves as a Director of Chesapeake Utilities Corporation, a Dover, Delaware-based utility company.

SCOTT R. WILSON (4)	50	Director

Mr. Wilson has served as principal outside legal counsel to the Company since July 1986. Mr. Wilson has been with the law firm of Calfee, Halter & Griswold LLP, Cleveland, Ohio, since 1977, and has been a partner in such firm since 1984. His practice focuses on mergers and acquisitions and general corporate law. He was elected a Director in May 1991.

(1) Term as Director expires in 2002; nominee for a three-year term expiring in 2005.
(2) Curtis Lee Smith, Jr., and Stuart O. Smith are brothers.
(3) Term as Director expires in 2004.
(4) Term as Director expires in 2003.

BOARD OF DIRECTORS AND COMMITTEES

        The Board of Directors has two standing Committees: the Audit Committee and the Compensation Committee.

        The Audit Committee, of which Messrs. David A. Goldfinger, Richard L. Osborne and William H. Heller are members, oversees the accounting functions of the Company, including matters related to the appointment and activities of the Company’s auditors. Each of the members of the Audit Committee is independent, as defined under Nasdaq listing standards. The Audit Committee met three times during the year ended December 31, 2001.

       The Compensation Committee consists of Messrs. William H. Heller, David A. Goldfinger and Richard L. Osborne. The Compensation Committee reviews and makes recommendations as well as certain decisions concerning executive salaries and bonuses. It also administers the Company's Omnibus Equity Plan approved by the stockholders of the Company at the Annual Meeting of Stockholders held on May 5, 1998. The Compensation Committee met two times during the year ended December 31, 2001.

        The Board of Directors of the Company held eleven meetings during the year ended December 31, 2001. All of the Directors attended at least 75% of the meetings of the Board of Directors and each Committee on which each served.

        For 2001, each non-employee Director of the Company received $15,000 and options to purchase 15,000 shares of Common Stock at a price of $14.44 per share. For 2002, each non-employee Director of the Company will receive $15,000 and options to purchase 15,000 shares of Common Stock at a price of $10.93 per share.

        As of December 31, 2001, options granted to individuals pursuant to the Outside Directors Plan were outstanding to purchase 12,500 shares of Common Stock at an average price of $5.20 per share. In September 1996, options to purchase an aggregate of 50,000 shares of Common Stock at an option price of $7.05 were granted to non-employee Directors of the Company, of which 37,500 options remain outstanding as of December 31, 2001. As of December 31, 2001, options granted to individuals pursuant to the 1997 Outside Directors Elective Stock Option Plan were outstanding to purchase 200,000 shares of Common Stock at an average price of $13.56 per share. In 2001, options to purchase an aggregate of 6,250 shares of Common Stock at an option price of $13.03 per share were granted to a non-employee director of the Company pursuant to the Omnibus Equity Plan. As of December 31, 2001, options granted to non-employee directors pursuant to the Omnibus Equity Plan were outstanding to purchase 66,250 shares of Common Stock at an average price of $14.31 per share.

COMPENSATION OF EXECUTIVE OFFICERS

        The table below shows information concerning the annual and long-term compensation for services in all capacities to the Company, for each of the past three fiscal years, of all those persons who were (i) the Chief Executive Officer and (ii) the other executive officers of the Company (the “Named Officers”) during 2001:

SUMMARY COMPENSATION TABLE

					Long-term
		Annual Compensation			Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Other(1)	Options/SARs	Compensation
Thomas J. Bresnan (2)	2001	315,000	-	-	50,000	-
President, Chief Executive Officer,	2000	300,000	64,200	-	10,000	-
and Director	1999	278,078	-	-	12,500	-

Kenneth M. Hagerstrom (3)	2001	231,000	25,000	-	30,000	-
Executive Vice President, New	2000	220,000	37,356	-	40,000	-
Horizons Computer Learning Centers, Inc.	1999	200,000	-	-	62,500	-

Robert S. McMillan	2001	184,000	-	-	20,000	-
Vice President, Chief Financial	2000	175,000	26,750	-	30,000	-
Officer and Treasurer	1999	160,000	4,000	-	12,500	-

(1)

No Named Officer received perquisites or other personal benefits having a value exceeding the lesser of (i) 10% of such executive’s salary and bonus for 2001, 2000 and 1999, or (ii) $50,000. Pursuant to a promissory note dated August 31, 1999, Mr. Bresnan received an interest free loan from the Company in the amount of $300,000 payable on August 31, 2004. Had the loan carried a market interest rate, Mr. Bresnan would have paid $20,548 in interest in 2001, $27,697 in interest in 2000 and $10,703 in interest in 1999. Pursuant to a promissory note dated October 14, 1999, Mr. Hagerstrom received an interest free loan from the Company in the amount of $100,000 payable on October 14, 2004. In 2001, the Company, in the form of a bonus, forgave $25,000 of this loan. Had the loan carried a market interest rate, Mr. Hagerstrom would have paid $5,602 in interest in 2001, $9,232 in interest in 2000 and $1,940 in interest in 1999.

(2)	Mr. Bresnan became the Company's Chief Executive Officer on September 1, 1999.

(3)	Mr. Hagerstrom resigned his position with the Company effective January 7, 2002.

OPTION EXERCISES AND YEAR-END VALUES

        The table below shows information with respect to the unexercised options to purchase the Common Stock granted under the Key Employees Stock Option Plan and the Omnibus Equity Plan to the Named Officers and held by them at December 31, 2001.

	Number of Unexercised Options Held at		Value of Unexercised In-the-Money Options at
	December 31, 2001		December 31, 2001*
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. Bresnan	514,500	70,500	$2,626,170	$ 7,680
Kenneth M. Hagerstrom	73,625	105,750	21,280	5,120
Robert S. McMillan	46,000	60,250	35,010	12,353

* Based on the difference between the exercise price of such options and the closing price of a share of the Common Stock on Nasdaq on December 31, 2001 ($11.50).

OPTION AWARDS

        The table below shows additional information on the stock options granted in 2001 under the Omnibus Equity Plan to the Named Officers, which are reflected in the Summary Compensation Table.

	Options	Percentage of Total Options Granted to Employees	Exercise	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation
Name	Granted	in 2001	Price	Date	for Option Term
					5%	10%
Thomas J. Bresnan	50,000(1)	18.5%	$13.75	01/03/07	$121,583	$433,012
Kenneth M. Hagerstrom	30,000(1)	11.1%	$13.75	01/03/07	72,950	259,807
Robert S. McMillan	20,000(1)	7.4%	$13.75	01/03/07	48,633	173,205

(1)	Represents options awarded under the Omnibus Equity Plan. All such options vest at the rate of 20% per year commencing on the first anniversary of the grant date. All outstanding options have been awarded at an exercise price equal to the fair market value of a share of Common Stock on the date of grant, and expire on the sixth anniversary of the date of grant. In general, employees may exercise vested options awarded under the Omnibus Equity Plan for a period of three months following the date of the cessation of their employment with the Company.

Employment Agreements

        Thomas J. Bresnan. By letter agreements dated July 27, 1999 and January 4, 2000, the Company and Thomas J. Bresnan entered into an agreement relating to Mr. Bresnan’s employment with the Company and his relocation to California. First, Mr. Bresnan’s base salary was increased to $300,000 effective as of September 7, 1999. Secondly, the Company agreed to lend Mr. Bresnan up to $700,000 in the form of an interest free loan to facilitate the closing of the purchase of Mr. Bresnan’s new residence. Any amount borrowed in excess of $300,000 was to be repaid with the proceeds of the sale of Mr. Bresnan’s previous home. The $300,000 balance is payable in full on the fifth anniversary of the date of borrowing. In the event of a change of control of the Company (as defined under the Omnibus Equity Plan) that may occur within three years of the date of the first letter agreement, any amounts owed Mr. Bresnan under the loan will be forgiven. Furthermore, in the event of a change of control of the Company during such period, Mr. Bresnan will receive a lump sum payment of $1,000,000 and an excise tax gross up payment should Section 280G of the Internal Revenue Code of 1986, as amended, be applicable to any amounts received by Mr. Bresnan. In addition, all of Mr. Bresnan’s options to acquire shares of Common Stock which are not then otherwise fully exercisable shall become fully exercisable, and, should Mr. Bresnan elect to relocate within eighteen months of such change of control, the Company will reimburse him for the reasonable costs of moving his family and up to $60,000 of any loss on the resale of his California residence.

        Kenneth M. Hagerstrom. By letter agreement dated January 4, 2000, Mr. Hagerstrom was provided certain severance pay benefits made available to certain key executives of the Company. By its terms, Mr. Hagerstrom is entitled to receive a salary continuation benefit equal to the sum of his then base salary and the cost of purchasing health insurance under COBRA for a period of six months should Mr. Hagerstrom’s employment be terminated by the Company without good cause, by Mr. Hagerstrom for good reason, or as a result of Mr. Hagerstrom’s death or disability. In addition, Mr. Hagerstrom is entitled to receive a lump sum benefit of $425,000 (less applicable withholding taxes) not more than one day after a change of control of the Company, if such change of control should occur on or before December 31, 2001 and Mr. Hagerstrom remains employed by the Company or a subsidiary of the Company through the date of the change of control. He is also entitled to receive an excise tax gross up payment should Section 280G of the Internal Revenue Code, as amended, be applicable to any amounts received in connection with such change of control. These benefits are in addition to any other benefits payable by the Company to Mr. Hagerstrom. By the terms of the letter agreement, Mr. Hagerstrom confirmed the confidentiality, non-competition, non-solicitation and non-interference covenants that apply to him. For purposes of the letter agreement, “change of control” has the same meaning as given such term in the Omnibus Equity Plan. “Good cause” is defined to mean (i) any fraud, misappropriation or embezzlement in connection with the business of the Company or any subsidiary, (ii) any act of gross negligence, gross corporate waste or disloyalty with respect to the Company, (iii) any conviction of or nolo contendere plea to a felony or a first degree misdemeanor that has a material detrimental effect on the Company, (iv) repeated absenteeism, illegal drug use or excessive alcohol consumption, (v) gross neglect in the performance of duties in the event such gross neglect has not been cured within specified time limits, (vi) any public conduct that has a material detrimental effect on the Company, or (vii) any voluntary resignation or other termination of employment under circumstances in which the Company could effect such termination pursuant to the foregoing. “Good reason” is defined to mean (i) a significant reduction in position, duties, responsibilities, authority or power, (ii) a reduction of base salary, or (iii) a material reduction or discontinuance of benefits (taken as a whole), unless such reduction or discontinuance similarly affects other senior executives of the Company.

        Robert S. McMillan. By letter agreement dated January 4, 2000, Mr. McMillan was provided certain severance pay benefits made available to certain key executives of the Company. By its terms, Mr. McMillan is entitled to receive a salary continuation benefit equal to the sum of his then base salary and the cost of purchasing health insurance under COBRA for a period of six months should Mr. McMillan’s employment be terminated by the Company without good cause, by Mr. McMillan for good reason, or as a result of Mr. McMillan’s death or disability. In addition, Mr. McMillan is entitled to receive a lump sum benefit of $300,000 (less applicable withholding taxes) not more than one day after a change of control of the Company, if such change of control should occur on or before December 31, 2001 and Mr. McMillan remains employed by the Company or a subsidiary of the Company through the date of the change of control. He is also entitled to receive an excise tax gross up payment should Section 280G of the Internal Revenue Code, as amended, be applicable to any amounts received in connection with such change of control. These benefits are in addition to any other benefits payable by the Company to Mr. McMillan. By the terms of the letter agreement, Mr. McMillan confirmed the confidentiality, non-competition, non-solicitation and non-interference covenants that apply to him. For purposes of the letter agreement, “change of control” has the same meaning as given such term in the Omnibus Equity Plan. “Good cause” is defined to mean (i) any fraud, misappropriation or embezzlement in connection with the business of the Company or any subsidiary, (ii) any act of gross negligence, gross corporate waste or disloyalty with respect to the Company, (iii) any conviction of or nolo contendere plea to a felony or a first degree misdemeanor that has a material detrimental effect on the Company, (iv) repeated absenteeism, illegal drug use or excessive alcohol consumption, (v) gross neglect in the performance of duties in the event such gross neglect has not been cured within specified time limits, (vi) any public conduct that has a material detrimental effect on the Company, or (vii) any voluntary resignation or other termination of employment under circumstances in which the Company could effect such termination pursuant to the foregoing. “Good reason” is defined to mean (i) a significant reduction in position, duties, responsibilities, authority or power, (ii) a reduction of base salary, or (iii) a material reduction or discontinuance of benefits (taken as a whole), unless such reduction or discontinuance similarly affects other senior executives of the Company.

AUDIT COMMITTEE AND RELATED MATTERS

Report of the Audit Committee

        The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors.

        Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The independent auditors audit the annual financial statements prepared by management and express an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee monitors these processes.

        In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent auditors such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

        In addition, the independent auditors provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) related to the auditors’ independence. The Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management and considered the compatibility of non-audit services with the auditors’ independence.

        The Audit Committee discussed with the Company’s financial management and independent auditors the overall scope and plans for the audit. The Audit Committee also met with the independent auditors, with and without management present, to discuss the results of the examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE William H. Heller (Chairman) David A. Goldfinger Richard L. Osborne

Independent Auditors

        The Board of Directors, upon recommendation of the Audit Committee, has re-appointed Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 2002. Fees for services rendered by Deloitte & Touche LLP for 2001 were:

Audit Fees	All Other Fees
$103,750	$191,092

        Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

        The Company’s compensation programs are intended to provide its executive officers with a mix of salary, benefits and incentive compensation arrangements that are: (i) consistent with the interests of stockholders, (ii) competitive with the arrangements provided by other companies in the industry, (iii) commensurate with each executive’s performance, experience and responsibilities, and (iv) sufficient to attract and retain highly qualified executives. In making its recommendations concerning adjustments to salaries and awards under the other compensation plans, the Compensation Committee considers the financial condition and performance of the Company during the prior year and the Company’s success in achieving financial, operational and other strategic objectives. The Compensation Committee also makes an assessment of the contributions of the individual executive officer to the Company’s performance and to the achievement of its objectives, as well as the success of the executive in achieving objectives which may have been set for such individual. In assessing individual performance, the Compensation Committee also seeks to recognize individual contributions during periods when the Company experienced adverse business or financial conditions.

        Each component of an executive’s compensation package is intended to assist in attaining one or more of the objectives outlined above. The Company attempts to provide its executives with base salaries and benefits that are competitive with those of comparable companies and commensurate with the performance, experience and responsibilities of each executive. Through salary adjustments and bonuses, the Company also seeks to provide its executives with incentives to improve the Company’s financial and operational performance by providing a method for rewarding individual performance. Finally, the Key Employees’ Stock Option Plan and the Omnibus Equity Plan have been used to provide executive officers with an opportunity to acquire a proprietary interest in the Company, thereby providing these individuals with increased incentive to promote the long-term interests of the Company’s stockholders.

        While the Compensation Committee seeks to assure that the Company’s compensation programs further the objectives described above and considers the various factors outlined above in making compensation decisions, it does not take a highly formalized or objective approach to determining compensation. Instead, the Compensation Committee gives consideration to these various factors in subjectively evaluating the compensation of each individual executive.

        In 1993, Congress adopted Section 162(m) of the Internal Revenue Code. Section 162(m) limits the ability of public companies to deduct compensation in excess of $1,000,000 paid to certain executive officers, unless such compensation is “performance based” within the meaning of Section 162(m). Section 162(m) also imposes certain requirements on the composition of compensation committees. The Compensation Committee satisfies these requirements.

2001 Compensation Decisions

        Base Salary and Benefits. The base salaries and benefits provided to executive officers for 2001 were established by the Compensation Committee in accordance with the compensation philosophy discussed above. The Compensation Committee determined to make individual salary adjustments with respect to certain executive officers of the Company, based on the Compensation Committee’s subjective evaluation of the executive’s performance and the contribution to the Company.

        Bonuses. During 2001, the executive officers of the Company participated in individual bonus arrangements tied to various measures of the Company's performance. Under these arrangements, neither Mr. Hagerstrom nor Mr. McMillan received a cash bonus in 2001. However, the Compensation Committee forgave $25,000 of Mr. Hagerstrom’s 1999 loan in the form of a bonus.

        Stock Options. During 2001, the Company awarded 270,000 stock options to employees of the Company.

Chief Executive Officer Compensation

        The Chief Executive Officer’s compensation is determined on the basis of the Compensation Committee’s subjective assessment of the Chief Executive Officer’s performance, measured by the Company’s financial condition, results of operations and success in achieving strategic objectives. The Compensation Committee also considers the responsibilities associated with the Chief Executive Officer’s position and the level of compensation provided to Chief Executive Officers of other companies in the industry.

        The Compensation Committee reviews Mr. Bresnan's salary on an annual basis. Mr. Bresnan's base salary for 2001 was $315,000. Mr. Bresnan did not receive a cash bonus in 2001. Mr. Bresnan is the beneficial owner of approximately 5.0% of the Company’s Common Stock. Mr. Bresnan received options to purchase 50,000 shares of Common Stock in 2001.

THE 2001 COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Richard L. Osborne (Chairman)
David A. Goldfinger
William H. Heller

Compensation Committee Interlocks and Insider Participation

        Richard L. Osborne and William H. Heller, members of the Compensation Committee of the Board of Directors, provide certain consulting services to the Company. Mr. Osborne received $30,000 in consulting fees from the Company during 2001. Mr. Heller received $24,000 in consulting fees from the Company during 2001. The Company believes that these transactions were on terms no less favorable than would have been available in similar transactions with unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and Directors and persons who own 10% or more of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and Nasdaq. Officers, Directors and 10% or greater stockholders are required by Commission regulations to furnish the Company with copies of all Forms 3, 4, and 5 they file.

        Each Form 5 filed by each of the officers and Directors of the Company for the fiscal year ended December 31, 2001 includes complete information with regard all outstanding stock option grants that those officers and Directors received pursuant to the Company’s past and present stock option plans. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, Directors and 10% or greater stockholders complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2001.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

        Set forth below is a graph comparing the yearly percentage changes in the cumulative stockholder return on the Company’s Common Stock against the cumulative total return of the Nasdaq Market Index (U.S.) and a Company-determined peer group for the period commencing December 31, 1996 and ending December 31, 2001. The peer group includes Apollo Group, Inc., Career Education Corp., Corinthian Colleges Inc., DeVry, Inc., Learning Tree International, Inc., Canterbury Information Technology, Inc., SmartForce, PLC, Digital Think and ProSoft Training. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1996, and that all dividends, if any, were reinvested.

AMENDMENT TO THE COMPANY’S OMNIBUS EQUITY PLAN

        Stockholders will be asked at the Annual Meeting to vote on a proposal to approve an amendment to increase the maximum number of shares of Common Stock with respect to which awards may be granted pursuant to the New Horizons Worldwide, Inc. Omnibus Equity Plan (the “Plan”) from 1,250,000 shares of Common Stock to 2,250,000 shares of Common Stock. The following summary of the terms of the Plan and the proposed amendment is qualified in its entirety by reference to the Plan and the proposed amendment. A copy of the proposed amendment to the Plan is attached to this proxy statement as Appendix A.

        The Plan was adopted by the Company’s Board of Directors on March 20, 1998 and approved by the Company’s stockholders on May 5, 1998. By its terms, the Plan will terminate on March 20, 2008, unless earlier terminated by resolution of the Board of Directors. As of March 29, 2002, there were only 126,000 shares of Common Stock available for future grant under the Plan. The purpose of the Plan is to provide the Company with additional opportunities to provide eligible recipients with equity-based incentives to maintain and enhance the performance and profitability of the Company. Further, the Plan was designed to permit the granting of awards that will constitute performance-based compensation as described in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. On March 15, 2002, the Board of Directors adopted an amendment to the Plan, subject to approval of the Company’s stockholders, to increase the maximum number of shares of Common Stock with respect to which awards may be granted pursuant to the Plan to 2,250,000 shares of Common Stock, in order to continue to have access to a sufficient pool of shares of Common Stock to be covered by stock options to provide these incentives to eligible recipients under the Plan.

Persons Eligible for Awards

        Officers and executive, managerial or professional employees of the Company or its affiliates, and individuals (including the Company’s Directors) who provide significant services for the benefit of the Company or its affiliates may be selected by the Compensation Committee to receive benefits under the Plan. Subject to the terms of the Plan, the Compensation Committee has the discretion to determine the terms of each award granted under the Plan and to interpret the Plan and all related documents and agreements.

Securities Subject to the Plan

        The number of shares of Common Stock with respect to which awards may be granted under the Plan is equal to the excess, if any, of 2,250,000 shares over (i) the number of shares subject to outstanding awards; (ii) the number of shares in respect of which options and stock appreciation rights have been exercised; and (iii) the number of shares issued subject to forfeiture restrictions which have lapsed. No participant may receive awards representing more than 375,000 shares during any one calendar year, or more than 625,000 shares in the aggregate. These limits are subject to adjustments as provided in the Plan for stock splits, stock dividends, recapitalizations and other similar transactions or events. Shares of Common Stock issued under the Plan may be authorized but unissued shares, treasury shares or other shares of Common Stock that have been reacquired by the Company.

PLAN BENEFITS

New Horizons Worldwide, Inc. Omnibus Equity Plan, as amended

Name and Position	Number of Shares
Eligible participants	2,250,000

Grants of Options and Stock Appreciation Rights

        The Compensation Committee may grant stock options that entitle the optionee to purchase shares at a price that is less than, equal to or greater than fair market value of the Common Stock on the date of grant. Stock options granted under the Plan may be options that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, or “nonqualified stock options” that are not intended to so qualify. No option which is intended to qualify as an incentive stock option may be granted at a price that is less than the fair market value of the Common Stock on the date of grant.

        The option may specify that the option price is payable (i) in cash; (ii) by certified or official bank check or, in the Compensation Committee’s discretion, by personal check; (iii) by the transfer to the Company of previously acquired shares; (iv) by withholding shares otherwise issuable upon exercise of the option; (v) by a full recourse, interest-bearing promissory note; or (vi) by any combination of the foregoing methods of payment. Any grant of a stock option may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the shares to which the option relates. No stock option may be exercised more than ten years from the date of grant.

        The Compensation Committee may grant “related” stock appreciation rights in connection with an option granted under the Plan or “unrelated” stock appreciation rights unrelated to any option. Stock appreciation rights entitle the holder to receive an amount equal to the excess of the fair market value of the shares over a specified “appreciation base” determined by the Compensation Committee at the time of grant. With respect to related stock appreciation rights, the “appreciation base” may not be less than the exercise price under the related option. Any grant of stock appreciation rights may be paid in cash, shares of Common Stock or any combination thereof.

        In connection with a Change in Control of the Company (as such term is defined in the Plan), the Compensation Committee, in its discretion, may accelerate the vesting of any option or stock appreciation right, terminate any option or stock appreciation right not exercised prior to or in connection with such Change in Control, provide for the successor entity or parent of the successor entity in the Change in Control to assume the options or stock appreciation rights or to substitute therefor substantially equivalent options or stock appreciation rights, or provide that some or all of the restrictions on any award shall lapse in the event of a Change in Control.

Restricted Stock Awards

        A restricted stock award involves the immediate transfer by the Company to a participant of ownership of a specific number of shares in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares. The transfer may be made without additional consideration from the participant. The vesting of a restricted stock award may be conditioned upon the completion of a specified period of employment with the Company or any affiliate, upon the attainment of specified performance goals, and/or upon such other criteria as the Compensation Committee may determine. Restricted shares must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. To enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee for the period during which the forfeiture provisions are to continue. The Compensation Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of a Change in Control or similar event.

Transferability of Awards

        Except as provided below, no award under the Plan may be transferred by a participant other than by will or the laws of descent and distribution, and stock options and stock appreciation rights may be exercised during the participant’s lifetime only by the participant or, in the event of the participant’s legal incapacity, the guardian or legal representative acting on behalf of the participant. The Compensation Committee may expressly provide in a nonqualified stock option agreement (or amendment thereto) that the participant may transfer the option to a spouse or lineal descendant, a trust for the exclusive benefit of such family members, a partnership or other entity in which all the beneficial owners are such family members, or any other entity affiliated with the participant that the Compensation Committee may approve.

Amendment of the Plan

        The Plan may be amended from time to time by the Board of Directors, but without further approval by the Company’s stockholders no such amendment may increase the aggregate number of shares in respect of which awards may be made, increase the maximum number of shares in respect of which awards may be made in any calendar year, modify the designation of the classes of persons eligible to receive awards under the Plan, or extend the term of the Plan beyond March 20, 2008.

Income Tax Treatment

        The Company has been advised that under current law certain of the income tax consequences under the laws of the United States to recipients and the Company of awards granted under the Plan generally should be as set forth in the following summary. The summary only addresses income tax consequences for recipients of awards and the Company.

        In general, an optionee will not recognize income at the time a nonqualified stock option is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).

        An optionee generally will not recognize income upon the grant or exercise of an incentive stock option. If shares issued to an optionee upon the exercise of an incentive stock option are not disposed of in a disqualifying disposition within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

        Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option. In addition, if an optionee is subject to federal “alternative minimum tax,” the exercise of an incentive stock option will be treated essentially the same as a nonqualified stock option for purposes of the alternative minimum tax.

        A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the restricted shares will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

        To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

        The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of options or the Company or to describe tax consequences based on particular circumstances. It is based on United States federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at anytime. The discussion does not address state or local income tax consequences or income tax consequences for taxpayers who are not subject to taxation in the United States.

Recommendation

        The Board of Directors recommends a vote FOR the proposal. The persons named in the accompanying proxy or their substitutes will vote such proxy FOR this proposal unless it is marked to the contrary.

RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2002

        The Board of Directors, acting upon the recommendation of the Audit Committee, has re-appointed Deloitte & Touche LLP as its independent auditors to audit the financial statements of the Company for the year ending December 31, 2002. The Board of Directors recommends ratification of the appointment of Deloitte & Touche LLP. The favorable vote of the holders of a majority of the shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting will be required for such ratification. Although stockholder approval of this appointment is not required by law or binding upon the Board of Directors, the Board believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors, the Board of Directors will consider this vote in determining whether or not to continue the engagement of Deloitte & Touche LLP.

OTHER MATTERS

        The Board of Directors is not aware of any matter to come before the Annual Meeting other than those identified in the Notice of Annual Meeting of Stockholders. If other matters, however, properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

        Any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its Annual Meeting of Stockholders to be held in 2003 must do so no later than December 12, 2002. To be eligible for inclusion in the proxy materials of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934.

        The Company may use its discretion in voting proxies with respect to stockholder proposals not included in the Proxy Statement for the year ended December 31, 2002, unless the Company receives notice of such proposals prior to February 26, 2003.

        Upon the receipt of a written request from any stockholder, the Company will mail, at no charge to the stockholder, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, for the Company’s most recent year. Written requests for such report should be directed to:

Investor Relations Department
New Horizons Worldwide, Inc.
1900 S. State College Blvd., Suite 200
Anaheim, California 92806

        You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

By Order of the Board of Directors,

/S/ STUART O. SMITH

Stuart O. Smith Secretary

Appendix A

Proposed Amendment
to the Company’s
Omnibus Equity Plan

        The reference to “1,250,000 Shares” which appears in the first sentence of Section 1.5(a) of the Plan is hereby amended and replaced by “2,250,000 Shares.”

A-1